Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-280102

January 21, 2025

PROSPECTUS SUPPLEMENT NO. 5

FORWARD AIR CORPORATION

UP TO 14,015,018 SHARES OF COMMON STOCK

This prospectus supplement amends the prospectus dated July 19, 2024 (as supplemented to date, the “Prospectus”) of Forward Air Corporation, a Tennessee corporation (the “Company”), which forms) a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-280102). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on January 21, 2025, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FWRD”. On January 17, 2025, the closing price of our Common Stock was $33.89.

Investing in the Company’s Common Stock involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is January 21, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2025

FORWARD AIR CORPORATION

(Exact name of registrant as specified in its charter)

TN	62-1120025
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road Building N Greeneville TN	37745
(Address of principal executive offices)	(Zip Code)

000-22490

(Commission File Number)

Registrant’s telephone number, including area code: (423) 636-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Executive Severance and Change in Control Plan

On January 14, 2025, the Compensation Committee of the Board of Directors of Forward Air Corporation (the “Company”) approved an amendment (the “Amendment”) to the Company’s Executive Severance and Change in Control Plan effective January 14, 2026 (as amended, the “Severance Plan”) to shorten the notice period by which the Company must give participants notice of an adverse amendment or termination of the Severance Plan from twelve months to sixty days before such adverse amendment or termination can take effect. In addition, effective January 14, 2026, participants will no longer be entitled to any pro-rata annual incentive for the fiscal year in which the termination occurs pursuant to Section 4.01(a)(iii) of the Severance Plan.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished as part of this Report.

No.	Exhibit

10.1	First Amendment to the Company’s Severance Plan, dated as of January 14, 2025

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: January 21, 2025	By:	/s/ Shawn Stewart
	Name: Title:	Shawn Stewart Chief Executive Officer